Exhibit 5.1

LAW OFFICES BALLARD SPAHR ANDREWS & INGERSOLL, LLP 1225 17TH STREET, SUITE 2300 DENVER, COLORADO 80202-5596 303-292-2400 FAX: 303-296-3956 LAWYERS@BALLARDSPAHR.COM	BALTIMORE, MD PHILADELPHIA, PA SALT LAKE CITY, UT VOORHEES, NJ WASHINGTON, DC WILMINGTON, DE

October 3, 2003

Remote Knowledge, Inc.

16360 Park Ten Place

Suite 200

Houston, Texas 77084

Re:	Registration Statement on Form SB-2 (#333-106247)

Gentlemen:

We have acted as counsel to Remote Knowledge, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form SB-2 (the “Registration Statement”) by the Company with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, (i) the resale of 2,278,078 shares of common stock; (ii) the resale of up to 1,410,000 shares of common stock issuable upon the conversion of convertible promissory notes (“Convertible Notes”); (iii) the resale of 352,500 shares issuable upon the conversion of certain warrants (“Convertible Note Warrants”); (iv) the issuance of 5,554,000 shares of common stock upon conversion of the Series A Preferred stock; and (v) the issuance of 575,900 shares of common stock upon the exercise of certain warrants (the “Warrants”). The shares registered pursuant to items (i), (ii), and (iii) above shall collectively be called the “Resale Shares” and the securities registered pursuant to items (iv) and (v) shall be collectively referred to as the “Conversion Shares.”

In that connection, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon the foregoing, we are of the opinion that:

(i) that the Resale Shares either have been or in certain cases when issued on conversion of certain securities in accordance with the conversion privileges of those securities, will be validly issued, fully paid and nonassessable; and

October 3, 2003

(ii) that the Conversion Shares when issued will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly stated herein. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States and the laws of the State of Delaware. We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

It is understood that this opinion may be used in connection with offers and sales of the Resale Shares and Conversion Shares made during the time when the registration statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included therein.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP

/jc